Exhibit 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

October 28, 2016

Arrowhead Pharmaceuticals, Inc.

225 South Lake Avenue, Suite 1050

Pasadena, California 91101

Re:	Arrowhead Pharmaceuticals, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”), of Arrowhead Pharmaceuticals, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company for resale from time to time by the selling stockholder named in the Registration Statement (the “Selling Stockholder”) of the following shares of the Company’s common stock, par value $0.001 per share (“Common Stock”):

(i) up to 1,256,983 shares of Common Stock issued to the Selling Stockholder on September 28, 2016 (the “Issued Shares”); and

(ii) up to 1,745,810 shares of Common Stock expected to be issued to the Selling Stockholder before December 31, 2016 (the “Holdback Shares”).

The Issued Shares were issued, and the Holdback Shares are expected to be issued, to the Selling Stockholder pursuant to that certain Common Stock Purchase Agreement, dated September 28, 2016, by and between the Company and the Selling Stockholder (the “Purchase Agreement”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the specimen Common Stock certificate and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

October 28, 2016

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Issued Shares are validly issued, fully paid and non-assessable and (ii) the Holdback Shares, when issued pursuant to the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP